Exhibit 14.1
                    Security Intelligence Technologies, Inc.

                                 Code of Ethics
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We maintain a code of ethics that applies to our principal executive officer, principal financial officer, controller, or persons performing similar functions. Any waiver of the code must be approved by the Audit Committee and must be disclosed in accordance with SEC rules.

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Policy:
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A goal of Security Intelligence Technologies, Inc. and its subsidiaries is to promoting professional and ethical conduct with respect to its business practices worldwide. This policy provides ethical standards to which all of our executive officers, including our principal executive, financial and accounting officers, our directors, our financial managers and all employees are expected to adhere and promote. regarding individual and peer responsibilities, and responsibilities to other employees, to us, to the public and to the other stockholders.

Our Policy is to:

     (1) comply with laws and regulations of applicable national, state, and local governments and regulatory agencies;

     (2) prepare and develop all information and data in a manner that facilitates full, fair, accurate, complete, timely and understandable and relevant disclosure in reports and documents that we file with, or submits to, the Securities and Exchange Commission and any other government agencies or use in other public communications;

     (3) act with honesty and integrity, avoid actual or apparent conflicts of interest between our personal and professional relationships.

     (4) act in good faith, responsibly, with due care, competence and thoroughness, without misrepresenting material facts or allowing independent, professional judgment to be subordinated;

     (5) maintain the confidentiality of information acquired, except when authorized or otherwise legally obligated to disclose such information and refrain from using confidential information acquired for personal advantage;


     (6) share knowledge and maintain skills important and relevant to the needs of us and our employees;

     (7) proactively promote ethical behavior as a responsible professional among peers and business community; and

     (8) exercise responsible use of and control over all our assets and resources.

     We are committed to complying with both the letter and the spirit of all applicable laws, rules and regulations. Any information you may have concerning any violation of this Code of Ethics should be brought to the attention of the Audit Committee. The Board of Directors may determine, or designate appropriate persons to determine, appropriate additional disciplinary or other actions to be taken in the event of violations of this Code of Ethics.

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     If you provide information to the Audit Committee, it will be treated in confidence. Communications to the Audit Committee should be sent to the attention of Director Tom Felice.


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